EXHIBIT 32

CERTIFICATIONS

Each of the undersigned hereby certifies, pursuant to 18 U.S.C. Section 1350, in his capacity as an officer of SPACEHAB, Incorporated (“SPACEHAB”), that, to the best of his knowledge, the Quarterly Report of SPACEHAB on Form 10-Q for the period ended December 31, 2005, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operation of SPACEHAB.

Date: February 10, 2006

/s/ Michael E. Kearney
Michael E. Kearney
President and Chief Executive Officer
/s/ Brian K. Harrington
Brian K. Harrington
Senior Vice President and Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to SPACEHAB and will be retained by SPACEHAB and furnished to the Securities and Exchange Commission or its staff upon request.